Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Releases Third Quarter 2014 Financial Results

- Q3 2014 Revenues Reflect 48.6% Year over Year Growth -

- Raised 2014 Revenue, Adjusted EBITDA, and Net Income Guidance -

Goleta, California, November 11, 2014 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the third quarter ended September 30, 2014.

Recent Highlights and Accomplishments

•

Total revenue of $29.4 million in the third quarter of 2014, up 48.6% over the same period in 2013, reflecting stronger than anticipated sales in Inogen’s business-to-business and direct-to-consumer channels

•	Sales revenue of $19.4 million in the third quarter of 2014, up 60.1% over the same period in 2013
•	Rental revenue of $10.0 million in the third quarter of 2014, up 30.4% over the same period in 2013
•	Adjusted EBITDA of $7.2 million in the third quarter of 2014, representing 119.2% growth over the same period in 2013 and a 24.6% return on revenue
•	Released to market the Inogen at Home™ in October 2014, the lightest 5 liter per minute continuous flow oxygen concentrator available on the market
•	Completed a 100% secondary follow-on offering of approximately 2.4 million shares sold entirely by selling stockholders in November 2014
•	Secured a primary banking relationship with JPMorgan in November 2014 providing Inogen with access to a $15 million working capital revolving line of credit, treasury and cash management services

“I’m pleased to report another strong quarter of revenue and EBITDA growth marking solid performance across all aspects of our business. We also had a number of key milestone achievements recently, including a successful follow-on offering and the release of our Inogen At Home oxygen concentrator,” said President and Chief Executive Officer, Raymond Huggenberger. “For the first nine months of 2014, revenues reflect nearly 50% year-over-year growth and I am encouraged by the strong momentum of our business model. Inogen is the only manufacturer currently offering a portable oxygen concentrator directly to consumers in the United States, and our patient-centric programs have been successful in driving strong demand and brand awareness.”

Third Quarter Financial Results

Total revenue for the three months ended September 30, 2014 rose 48.6% to $29.4 million, from $19.8 million in same period in 2013. Revenue growth reflected continued strong performance on the top-line and high growth in all segments. Business-to-business sales in the United States grew 92.6% year-over-year and represented the fastest growing segment in the quarter.

Sales revenue was $19.4 million in the third quarter of 2014, up from $12.1 million, a 60.1% increase from the 2013 period, due to strong demand across all sales segments. Direct-to-consumer sales were $7.1 million, domestic business-to-business sales were $5.5 million, and international sales were $6.8 million, reflecting growth rates of 51.2%, 92.6%, and 48.9%, respectively, in the quarter versus the comparative period in 2013. Total units sold increased to 8,800 for the third quarter of 2014, reflecting growth of 66.0% over the same quarter in 2013.

Rental revenue was $10.0 million in the third quarter of 2014, up from $7.6 million, a 30.4% increase from the 2013 period, primarily due to the 39.6% growth in the rental patient population in the comparative period.

Gross margin for the third quarter was 49.8%, reflecting strong business-to-business and direct-to-consumer sales in Inogen’s total revenue mix. Sales gross margin for the third quarter was 47.8%, up from 44.4% for the 2013 period. The improvement in sales margin reflected lower average cost of goods sold, partially offset by increased domestic business-to-business sales mix of our sales revenues, which has a lower margin than direct-to-consumer sales. Rental gross margin for the third quarter was 53.9%, a 20 basis point improvement from the second quarter of 2014.

Operating expense was $11.1 million in the third quarter of 2014 versus $8.8 million in the same period of 2013, a 26.6% increase. Higher operating expenses were attributed to increased investments in commercialization activities to drive sales and new rentals, support costs for our existing patient base, activities focused on the launch of the Inogen At HomeTM, as well as incremental costs associated with becoming a public company.

Adjusted EBITDA for the three months ended September 30, 2014 was $7.2 million, up 119.2% from the same period in the prior year and representing a 24.6% return on revenue, demonstrating substantial cost leverage across sales and marketing, research and development, and general and administrative expenses.

In the third quarter of 2014, Inogen had a tax provision expense of $1.3 million compared to a tax provision expense of $0.04 million in the third quarter of 2013. Inogen revalued its deferred tax asset valuation allowance at year end 2013, which resulted in a one-time tax benefit of $21.8 million. This change impacted Inogen’s effective tax rate for 2014 and going forward. Accordingly, in the third quarter of 2014, Inogen had a higher effective tax rate of 38.6% versus an effective tax rate of 5.3% in third quarter of 2013.

Net income for the three months ended September 30, 2014 was $2.1 million, or $0.11 per diluted common share, compared with $0.8 million, or $0.05 per diluted common share on a pro-forma non-GAAP basis, in the same period in 2013. Despite the higher effective tax rate, our net income increased 175.6%.

Inogen ended the third quarter with $56.2 million in cash and cash equivalents, a decrease of $12.9 million from the second quarter, primarily associated with the repayment on a term loan debt financing that had $12.7 million outstanding as of June 30, 2014.

Year-to-Date Results

Total revenue for the nine months ended September 30, 2014 rose 49.8% to $83.4 million, up from $55.7 million in the first nine months of 2013. Sales revenue was $54.7 million, up from $33.8 million, a 62.1% increase from the first nine months of 2013. Rental revenue was $28.7 million, up from $21.9 million, a 30.9% increase from the same period in 2013. Year-to-date net income was $5.3 million, reflecting a 6.4% return on revenues. Diluted earnings per share attributable to common stockholders was $0.22 for the first nine months of 2014, or $0.27 per diluted common share on a pro-forma non-GAAP basis.

Financial Outlook for 2014

Inogen currently projects total revenue for 2014 to be in the range of $106.0 to $110.0 million, an increase of 41% to 47% over 2013 revenue. This compares to the previous revenue expectation of $102.0 to $106.0 million, which was provided on August 12, 2014. Inogen is also providing a guidance range for the full year 2015 total revenue of $130 to $135 million, representing 20% to 25% growth over the 2014 guidance mid-point of $108 million.

Adjusted EBITDA for 2014 is projected to be in the range of $21.5 to $23.0 million which is increased from the previous range of $19.0 to $20.5 million. Inogen expects to invest in additional sales and marketing resources in the fourth quarter of 2014 associated both with the launch of the Inogen At Home™ product and also to continue scaling its sales infrastructure to drive future revenues. In addition, the majority of the costs of the secondary follow-on offering occurred in the fourth quarter of 2014, which Inogen estimates to be in the range of $0.3 million to $0.5 million.

Net income for 2014 is projected to be in the range of $5.5 to $6.0 million, which is increased from the previous guidance of $4.5 to $5.5 million.

Conference Call Information

Individuals interested in listening to the conference call on November 11, 2014, at 1:30 pm Pacific Time / 4:30 Eastern Time, may do so by dialing (855) 427-4393 for domestic callers or (484) 756-4258 for international callers. To listen to a live webcast, please visit the investor relations section of Inogen’s website at: www.inogen.com.

A replay of the call will be available beginning November 11, 2014 at 4:30 pm PT/7:30 pm ET through midnight on November 12, 2014. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 17022981. The webcast will also be available on Inogen’s website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, www.inogen.com/investor, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit www.inogen.com/investor.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology Company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding Inogen’s current estimates of full year 2014 and 2015 revenue; statements regarding anticipated adjusted EBITDA and net income for 2014; statements regarding anticipated demand and momentum of our business model; projections regarding Inogen’s effective tax rate; and statements regarding future investments in sales and marketing resources and the scaling of sales infrastructure to drive future revenue. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates in connection with the implementation of the competitive bidding and the newly released CMA rules; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen’s business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to successfully launch new products and applications; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business and operating results are contained in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2013 and in Inogen’s subsequent reports on Form 10-Q and Form 8-K, including Inogen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the third quarter of 2014 and 2013. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen’s core operating results. Management uses non-GAAP measures to compare Inogen’s performance relative to forecasts and strategic plans and to benchmark Inogen’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen’s operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of Adjusted EBITDA to net income/(loss) as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

ir@inogen.net

805-562-0500 ext. 7

Media Contact:

Byron Myers

805-562-0503

— Financial Tables Follow —

Balance Sheet

(unaudited)

(amounts in thousands)

	September 30,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$56,160	$13,521
Accounts receivable	18,061	10,231
Inventories	7,331	4,248
Deferred cost of rental revenue	423	289
Income tax receivable	—	87
Deferred tax asset - current	6,360	3,923
Prepaid expenses and other current assets	980	531
Total current assets	89,315	32,830
Property and equipment, net	31,057	29,722
Intangible assets, net	274	215
Deferred tax asset - noncurrent	16,427	17,865
Other assets	80	1,765
Total assets	$137,153	$82,397
Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$11,201	$9,219
Accrued payroll	3,732	2,898
Current portion of long-term debt	267	5,258
Warranty reserve	669	420
Deferred revenue	1,959	1,487
Income tax payable	2,647	—
Total current liabilities	20,475	19,282
Warranty reserve - noncurrent	503	389
Preferred stock warrant liability	—	260
Deferred revenue - noncurrent	1,878	776
Long-term debt, net of current portion	391	5,391
Total liabilities	23,247	26,098
Redeemable convertible preferred stock	—	118,671
Stockholders’ equity (deficit)
Preferred stock	—	247
Common stock	18	1
Additional paid-in-capital	172,100	—
Accumulated deficit	(58,212)	(62,620)
Total stockholders’ equity (deficit)	113,906	(62,372)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$137,153	$82,397

Statements of Operations

(unaudited)

(amounts in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue
Sales revenue	$19,425	$12,134	$54,746	$33,780
Rental revenue	9,968	7,643	28,673	21,901
Total revenue	29,393	19,777	83,419	55,681
Cost of revenue
Cost of sales revenue	10,146	6,751	28,369	18,406
Cost of rental revenue, including depreciation of $2,752 and $1,955, for three months ended and $7,512 and $4,921 for the nine months ended, respectively	4,598	3,384	13,349	8,459
Total cost of revenue	14,744	10,135	41,718	26,865
Gross profit	14,649	9,642	41,701	28,816
Operating expenses
Research and development	798	674	2,312	1,817
Sales and marketing	5,587	4,550	17,656	13,292
General and administrative	4,697	3,532	12,654	9,796
Total operating expenses	11,082	8,756	32,622	24,905
Income from operations	3,567	886	9,079	3,911
Other income (expense)
Interest expense	(104)	(113)	(440)	(312)
Interest income	10	3	28	9
Change in fair value of preferred stock warrant liability	—	41	36	(202)
Other income	1	—	12	209
Total other expense, net	(93)	(69)	(364)	(296)
Income before provision for income taxes	3,474	817	8,715	3,615
Provision for income taxes	1,341	43	3,408	151
Net income	$2,133	$774	$5,307	$3,464
Less deemed dividend on redeemable convertible preferred stock	—	(1,851)	(987)	(5,359)
Net income (loss) attributable to common stockholders	$2,133	$(1,077)	$4,320	$(1,895)
Basic net income (loss) per share attributable to common stockholders	$0.12	$(3.90)	$0.24	$(6.91)
Diluted net income (loss) per share attributable to common stockholders	$0.11	$(3.90)	$0.22	$(6.91)
Weighted-average number of shares used in calculating income (loss) per share attributable to common stockholders:
Basic common shares	18,286,208	276,618	15,340,877	274,357
Diluted common shares	20,213,102	276,618	17,293,833	274,357

Supplemental Financial Information

(unaudited)

(in thousands, except units and patients)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue by region and category
Business-to-business domestic sales	$5,529	$2,871	$14,467	$7,797
Business-to-business international sales	6,822	4,583	17,423	12,913
Direct-to-consumer domestic sales	7,074	4,680	22,856	13,070
Direct-to-consumer domestic rentals	9,968	7,643	28,673	21,901
Total revenue	$29,393	$19,777	$83,419	$55,681
Additional non-GAAP financial measures
Units sold	8,800	5,300	24,300	14,400
Net rental patients as of period-end	26,800	19,200	26,800	19,200

Reconciliation of U.S. GAAP to Pro-Forma and Non-GAAP Financial Information

(unaudited)

(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30
EBITDA	2014	2013	2014	2013
Net income	$2,133	$774	$5,307	$3,464
Non-GAAP adjustments:
Interest expense	104	113	440	312
Interest income	(10)	(3)	(28)	(9)
Provision for income taxes	1,341	43	3,408	151
Depreciation and amortization	3,193	2,342	8,779	5,995
EBITDA	6,761	3,269	17,906	9,913
Change in fair value of preferred stock warrant liability	—	(41)	(36)	202
Stock-based compensation	457	65	1,123	116
Adjusted EBITDA	$7,218	$3,293	$18,993	$10,231

	Three months ended September 30,		Nine months ended September 30
Pro-forma non-GAAP results of EPS calculation	2014	2013	2014	2013
Net income (loss) attributable to common stockholders - GAAP	$2,133	$(1,077)	$4,320	$(1,895)
Add deemed dividend on redeemable convertible preferred stock	—	1,851	987	5,359
Pro-forma net income attributable to common stockholders	$2,133	$774	$5,307	$3,464
Pro-forma net income per share - basic common stock	$0.12	$0.05	$0.30	$0.24
Pro-forma net income per share - diluted common stock	$0.11	$0.05	$0.27	$0.21
Denominator:
Pro-forma weighted-average common shares - basic common stock	18,286,208	14,515,083	17,637,741	14,516,523
Pro-forma weighted-average common shares - diluted common stock	20,213,102	16,262,495	19,590,565	16,350,537